                                                                    Exhibit 99.9

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

---------------------------------x
MARY CRESCENTE,                  :
                                 :
            Plaintiff,           :   Civil Action No. 19854NC
     v.                          :
                                 :
PURE RESOURCES, INC., et al.,    :
                                 :
            Defendants.          :
                                 :
---------------------------------x

                      NOTICE OF FILING OF AMENDED COMPLAINT

TO:  Kenneth J. Nachbar, Esquire             Robert K. Payson, Esquire
     Morris Nichols Arsht & Tunnel1          Potter Anderson & Corroon LLP
     1201 N. Market Street                   1313 North Market Street
     P.O. Box 1347                           P.O. Box 951
     Wilmington, DE 19899-1347               Wilmington, DE 19899-0951

     Catherine G. Dearlove, Esquire
     Richards Layton & Finger
     One Rodney Square
     P.O. Box 551
     Wilmington, DE 19899

     PLEASE TAKE NOTICE that plaintiff herewith files the attached Amended Complaint as of course pursuant to Court of Chancery Rule 15(a). In accordance with Court of Chancery Rule 15(aa), plaintiff avers that the attached Amendment Complaint is in full substitution for the Complaint filed on or about August 21, 2002.

                                                  ROSENTHAL, MONHAIT, GROSS
                                                  & GODDESS, P.A.


                                               By: /s/ Carmella P. Kenner
                                                  ------------------------------
                                                  919 Market Street, Suite 1401
                                                  P.O. Box 1070
                                                  Wilmington, DE 19899
                                                  (302) 656-4433
                                                  Plaintiffs Counsel

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

---------------------------------x
MARY CRESCENTE,                  :
                                 :
          Plaintiff,             :  Civil Action No. 19854NC
                                 :
     v.                          :
                                 :
PURE RESOURCES, INC., et al.,    :
                                 :
          Defendants.            :
                                 :
---------------------------------x

                                AMENDED COMPLAINT

     Plaintiff, by and through plaintiff's attorneys, alleges upon personal knowledge with respect to herself, and upon information and belief as to all other allegations herein, as follows:

                              NATURE OF THE ACTION

     1. This is a class action on behalf of the public holders of common stock of Pure Resources, Inc. ("Pure Resources" or the "Company"), against its directors and Unocal Corporation ("Unocal"), the Company's controlling shareholder, arising out of Unocal's planned squeeze out of Pure Resources' minority shareholders.

     2. On or about August 20, 2002, Unocal announced that it planned to commence an unsolicited exchange offer for all of the outstanding common stock of Pure Resources that it does not already own for 0.6527 shares of Unocal common stock per Pure Resource share. As of August 20, 2002, Unocal, through its wholly owned subsidiary Union Oil Company, already owned approximately 65% of Pure Resource's common stock. On or about September 5, 2002, prior to receiving any response from the Pure Resource Board of Directors, Unocal commenced its exchange offer (the "Exchange Offer").

     3. The consideration Unocal has offered to members of the Class in the Exchange Offer is unfair and inadequate because, among other things, the intrinsic value of Pure Resource's publicly owned stock is materially in excess of the amount offered. On the day the Exchange Offer was announced, the exchange ratio would have provided Pure Resources shareholders with approximately $22.25 of Unocal common stock per Pure Resource share. Pure Resources common stock traded well in excess of $22.00 as recently as May 2002. Further, although defendants tout the fact that the consideration offered will provide a 27% to the Company's closing price the day before the Exchange Offer was announced, such a premium pales in comparison to recent minority squeeze out transactions. For example, the average one day premium for minority squeeze out transactions since January 2000 is 34.8%.

     4. Moreover, the documents disseminated to Pure Resource's public shareholders in connection with the Exchange Offer are materially incomplete and misleading. The Form S-4 Registration Statement (the "Registration Statement") filed by Unocal fails to provide the Company's public shareholders with essential and meaningful information they need to assess the fairness and reasonableness of the proposed transaction. In particular, in a transaction such as the one at issue here, the majority and controlling shareholder bears the burden of making complete disclosure of all material facts relevant to the minority shareholders' decision whether to accept the consideration offered. Among other things, in connection with the Exchange Offer, Unocal has violated its disclosure obligations by:

     . Omitting any and all material information concerning how Unocal determined the offering price of 0.6527 shares of Unocal common stock per Pure Resource share. Although Unocal states that it retained Merrill Lynch & Co. as its financial advisor in connection with the Exchange Offer, there is not a single disclosure concerning Merrill Lynch's valuation of Pure Resources. Clearly, Pure Resources shareholders are entitled to information concerning the methods by which Unocal established the exchange ratio and any valuation information or opinion provided to Unocal by Merrill Lynch;

     . The Registration Statement states that Pure Resources provided Unocal with non-public projections/forecasts for 2002 and 2003 on or about May 15, 2002, and revised projections/forecasts for 2002 on or about August 2, 2002. Although the Registration Statement summarizes the projections, it fails to disclose why the projections/forecasts were significantly reduced in August 2002. Pure Resources shareholders are given no explanation concerning the reduced expectations for the Company's earnings capacity; and

     . The Registration Statement fails to provide Pure Resources shareholders with any projections/forecasts for Unocal, other than its third quarter 2002 earnings will be in the upper end of the previously announced $0.45 to $0.55 per share. In light of the fact that Pure Resources shareholders are being asked to exchange their equity interests in the Company for equity interests in Unocal, similar projections for Unocal for 2002 and 2003 must be provided to plaintiff and the Class.

     5. Thus, Unocal is clearly attempting to squeeze out the public shareholders of Pure Resources without affording them fair consideration for their shares or full and fair disclosure. Although the Pure Resources Board of Directors has formed a two director special committee to negotiate and evaluate the proposed Exchange Offer, neither member of the special committee can be considered independent as both directors were designated to the Pure Resources Board by Unocal. Thus, injunctive relief in this action is necessary to protect the interests of Pure Resources' minority shareholders.

                                   THE PARTIES

     6. Plaintiff is and at all relevant times has been an owner of Pure Resources common stock.

     7. Defendant Pure Resources is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located at 901 Marquette Avenue, Midland, Texas. Pure Resources is an independent energy company engaged in the exploitation, development, exploration and acquisition of oil and gas properties. The Company's common stock trades on the New York Stock Exchange under the symbol "PRS."

     8. Defendant Unocal is a Delaware corporation with its principal executive offices located in El Segundo, California. Unocal purports to be one of the world's leading independent natural gas and crude oil exploration and production companies. Through it's wholly owned subsidiary, Union Oil Company, Unocal owns approximately 65% of the Company's common stock. By virtue of its controlling stake, Unocal is in a fiduciary relationship with plaintiff and the other public stockholders of Pure Resources, and owes plaintiff and the other members of the Class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

     9. Defendant Jack D. Hightower ("Hightower") is and at all relevant times has been Chairman of the Board, Chief Executive Officer, and President of Pure Resources. Hightower is party to a voting agreement with Unocal which permits Hightower to designate two directors to the

Pure Resources Board and Unocal to designate 5 directors to the Pure Resource Board. The voting agreement requires Hightower and Unocal to mutually agree to the remaining nominee to the Company's Board.

     10. Defendant George G. Staley ("Staley") is and at all relevant times has been Executive Vice President, Exploration and a director of Pure Resources. Staley is one of defendant Hightower's designees to the Pure Resources Board.

     11. Defendant Darrell D. Chessum ("Chessum") is and at all relevant times has been a director of Pure Resources. Chessum also serves as Treasurer of Unocal and is a Unocal designee to the Company's Board.

     12. Defendant Graydon H. Laughbaum, Jr. ("Laughbaum") is and at all relevant times has been a director of Pure Resources. Laughbaum also currently serves as an advisor to Unocal and formerly served as an officer of Unocal. Laughbaum is a Unocal designee to the Company's Board.

     13. Defendant Timothy H. Ling ("Ling") is and at all relevant times has been a director of Pure Resources. Ling also serves as President, Chief Operating Officer and a director of Unocal. Ling is a Unocal designee to the Company's Board.

     14. Defendant H.D. Maxwell ("Maxwell") is and at all relevant times has been a director of Pure. Maxwell formerly held several management positions with Unocal and Union. Maxwell is a Unocal designee to the Company's Board.

     15. Defendant Herbert C. Williamson, III ("Williamson") is and at all relevant times has been a director of Pure Resources. Williamson is a Unocal designee to the Company's Board. Notwithstanding his designation by Unocal, the Pure Resources Board appointed Williamson to serve on the special committee formed to evaluate the Exchange Offer.

     16. Defendant Keith A. Covington ("Covington") is and at all relevant times has been a director of Pure Resources. Covington was mutually agreed upon by Hightower and Unocal to serve on the Company's Board. Notwithstanding Unocal's joint designation of Covington as a director of Pure Resources, the Pure Resources Board appointed Covington to serve on the special committee formed to evaluate the Exchange Offer.

     17. The defendants referred to in paragraphs 9 through 16 are collectively referred to herein as the "Individual Defendants."

     18. By reason of the above Individual Defendants' positions with the Company as officers an/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of Pure Resources, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                            CLASS ACTION ALLEGATIONS

     19. Plaintiff brings this action individually and as a class action, pursuant to Court of Chancery Rule 23, on behalf all shareholders of Pure Resources common stock, or their successors in interest, who are being and will be harmed by defendants' conduct described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

     20.  This action is properly maintainable as a class action.

     21. The Class is so numerous that joinder of all members is impracticable. As of September 5, 2002, there were approximately 14.8 million shares of Pure Resources common stock in the public float, owned by hundreds if not thousands of public shareholders.

     22. There are questions of law and fact which are common to the Class including, inter alia, the following:

          (a) whether defendants have improperly engaged in a course of conduct designed to benefit themselves at the expense of Pure Resource's public stockholders;

          (b) whether defendants have issued materially incomplete and misleading Exchange Offer materials; and

          (c) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated.

     23. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     24. The prosecution of separate actions by individual Class members would create the risk of inconsistent or varying adjudications with respect to the individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair their ability to protect their interests.

     25. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

A.   Background

     26. Pure was formed in May 2000 as a result of the merger between Union Oil Company and Titan Exploration, Inc. ("Titan"), a publicly traded oil and gas company with operations in Texas and New Mexico. Immediately following completion of the merger, Unocal, through Union Oil Company, owned approximately 65.4% of Pure Resources common stock, with the remaining approximately 17.3 million shares owned by the previous holders of Titan common stock.

     27. In connection with the formation of Pure Resources, Union Oil Company and Pure Resources entered into a Business Opportunities Agreement in order to minimize the potential for conflicts of interest between Unocal and the Company. As part of the Business Opportunities Agreement, Pure Resources is precluded from entering into any business outside its traditional oil and gas exploration, development, and production activities. Moreover, Pure Resources can not, without Unocal's consent, pursue any business opportunities that are outside of certain defined geographic areas.

     28. Since the formation of Pure Resources, representatives of Unocal have had several discussions with defendant Hightower concerning a possible offer by Unocal to acquire all of the equity in the Company. From June 2001 through September 2001, preliminary discussions were held between the two companies and Unocal performed a due diligence investigation on Pure Resources. The discussions were halted by the tragic events of September 11, 2001.

     29. After September 11, 2001, the parties again held brief preliminary discussions concerning Unocal acquiring the remaining equity in the Company. However, at no time prior to August 20, 2002 did Unocal make any proposal to Pure Resources, its management, or its directors.

     30. According to the Registration Statement, on August 20, 2002, the Board of Unocal determined that the Exchange Offer would be in the best interests of both Unocal and the Company's public shareholders. The Registration Statement merely states that Unocal's Board authorized Unocal management to propose the business combination through an offer in which the Company's public shareholders would be offered 0.6527 of a share of Unocal common stock for each share of Pure Resources' common stock owned. There is absolutely no explanation how the Unocal Board established the exchange ratio.

B.   The Exchange Offer

     31. On August 20, 2002, Terry G. Dallas, Unocal's Executive Vice President and Chief Financial Officer, sent a letter to the Pure Resources Board setting forth the Exchange Offer. As set forth above, Unocal is offering to acquire each publicly held share of Pure Resources common stock for 0.6527 shares of Unocal common stock. In the letter, Unocal stated it was not interested in selling its stake in Pure Resources under any circumstances.

     32. The letter further stated:

     Unocal's offer is being made directly to Pure's stockholders. We believe that it will be favorably received by them due to the substantial premium to Pure's market price, the attractiveness of Unocal stock and the opportunity for greater liquidity. Pure stockholders, through their ownership of Unocal common stock, will continue to participate in Pure's business and will also participate in the other attractive opportunities that Unocal has in its inventory.

     Our offer will be conditioned on the tender of a sufficient number of shares of Pure common stock such that, after the offer is completed, we will own at least 90% of the outstanding shares of Pure common stock and other customary conditions. Another of our conditions will be that Pure will not enter into any transactions which are outside the ordinary course of business. Assuming that the conditions to the offer are satisfied and that the offer is completed, we will then effect a "short form" merger of Pure with a subsidiary of Unocal as soon as practicable thereafter. In this merger, the remaining Pure public stockholders will receive the same consideration as in the exchange offer, except for those stockholders who choose to exercise their appraisal rights.

     We intend to file our offering materials with the Securities and Exchange Commission and commence our exchange offer on or about September 5, 2002.

     33. In response to the letter from Unocal, Pure Resources formed a special committee consisting of directors Covington and Williamson. The Registration Statement discloses that the special committee retained two financial advisors -- Credit Suisse First Boston Corporation and Petrie Parkman -- on August 26, 2002. In addition, the special committee retained Baker Botts L.L.P. as its legal counsel. The Registration Statement does not disclose any meetings or discussions, however, between the special committee and Unocal since the announcement of the Exchange Offer through September 5, 2002.

     34. The special committee provides plaintiff and the Class with little, if any, procedural protection. The special committee cannot function as a truly independent decision maker. Indeed, defendant Williamson is a Unocal designee to Pure Resources Board. Moreover, defendant Covington's designation was jointly made by Unocal and defendant Hightower. Thus, both special committee members are beholden to Unocal for their offices and the valuable perquisites which they enjoy therefrom.

C.   The Proposed Consideration Undervalues Pure Resources

     35. The proposed exchange ratio is clearly unfair. As set forth above, the Exchange Offer, on the date of its announcement, valued Pure Resources' common stock at $22.25 per share. Pure Resources common stock consistently traded above such value as recently as May 2002.

     36. Although Unocal is accurate when it states that the consideration proposed in the Exchange Offer provides a premium of approximately 27% compared to the Company's closing price on August 20, 2002, its selective presentation of the premium is misleading. The premium provided by the Exchange Offer pales in comparison to the average premiums paid in similar minority squeeze out transactions. For example, the average one day premium for minority squeeze out transactions since January 2000 is 34.8%. Similarly, the average one month premium for minority squeeze out transactions since January 2000 is 44.5%. Thus, the premium implicit in the Exchange Offer is substantially below average.

     37. Moreover, the proposed consideration is insufficient and unfair considering analysts' near term targets for Pure Resources' common stock. On August 21, 2002, Wachovia Securities opined that Pure Resources' stock was worth approximately $25.00 per share. One day later, on August 22, 2002, Credit Lyonnais Securities valued Pure Resources' common stock at $28.00 per share.

D.   Defendants Fail To Disclose All Material Information Needed
     By The Class To Make Informed Decisions Regarding The
     Fairness Of The Exchange Offer.

     38. Unocal has a duty to disclose fully and fairly all material information regarding the prospects of both Unocal and Pure Resources so that the minority shareholders of the Company can make an informed decision whether or not to tender their shares into the Exchange Offer.

     39. The Registration Statement, however, is materially incomplete and misleading for several reasons. The materials fail to disclose important information concerning (1) the process by which Unocal established the exchange ratio of 0.6527; (2) Merrill Lynch's valuation of Pure Resources; (3) the reasons why Pure Resources' projections for 2002 were significantly reduced on or about August 2, 2002; and (4) Unocal's internal forecasts/projections for 2002 and 2003.

     40. With respect to the exchange ratio, the Registration Statement implies that the exchange ratio of 0.6527 was magically pulled out of the air by Unocal. Unocal does not disclose how the exchange ratio was formulated and offers no analysis or explanation why an exchange ratio of 0.6527 is fair to Pure Resources' shareholders, other than to say it offers a premium to the Company's market price. Clearly, in order to fully and fairly assess the desirability of the Exchange Offer, the Company's public shareholders are entitled to be told how Unocal determined the exchange ratio and the reasons why Unocal believes such exchange ratio is fair to Pure Resource's shareholders.

     41. On a related matter, the Registration Statement states that Merrill Lynch was retained by Unocal to assist it with respect to the Exchange Offer. Inexplicably, the Registration Statement fails to disclose any information concerning Merrill Lynch's valuation of Pure Resources. The valuation analyses and/or opinion of Unocal's financial advisor is undoubtedly material to the Company's shareholders.

     42. Moreover, the Registration Statement paints an alarmingly incomplete picture of Pure Resource's future prospects. Unocal discloses that Pure Resources provided it with non-public forecasts/projections for 2002 and 2003 in May 2002. Unocal further discloses that Unocal revised its internal projections in August 2002, materially lowering its forecasts for the year ending December 31, 2002. Specifically, the Registration Statement states that Pure Resources lowered its expected total revenues from $458.1 million to $413.9 million, its expected operating income from $88.4 million to $50.4 million, and its expected net income from $40.1 million to $12.3 million. Pure Resources' minority shareholders need much more detailed information concerning this reduction. Currently, the Registration Statement offers no explanation for the Company's revised lowered forecasts, casting a pall over Pure Resources' future prospects.

     43. In light of the disclosures concerning Pure Resources' projections/forecasts, the Company's shareholders require similar projection information for Unocal. The Registration Statement provides no real forecast information for Unocal, other than the fact it expects to come in at the high end of its earnings per share estimates for the third quarter of 2002.

                                     COUNT I

                 Breach of Fiduciary Duty Against The Defendants

     44. Plaintiff repeats and realleges the paragraphs above as if fully set forth herein.

     45. Unocal has timed the proposal to freeze out Pure Resources' public shareholders in order to capture for itself the Company's future potential without paying an adequate or fair price to the Company's public shareholders.

     46. Unocal timed the announcement of the proposed buyout to place an artificial lid on the market price of Pure Resources' stock so that the market would not reflect the Company's improving potential, thereby purporting to justify an unreasonably low price.

     47. Unocal has access to internal financial information about Pure Resources, its true value, expected increase in true value and the benefits of 100% ownership of Pure Resources to which plaintiff and the Class members are not privy. Unocal is using such inside information to benefit itself in this transaction, to the detriment of the Pure Resources' public stockholders.

     48. Unocal has clear and material conflicts of interest and is acting to better its own interests at the expense of Pure Resources' public shareholders. Unocal controls the Company and its proxy machinery. It effectively controls all of the Company's directors, including the members of the special committee, who are beholden to Unocal for their offices and the valuable perquisites which they enjoy therefrom.

     49. Unocal, with the acquiescence of the directors of Pure Resources, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, defendants have breached and are breaching their fiduciary duties to the members of the Class.

     50. Unless the proposed buyout is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class to the irreparable harm of the members of the Class.

     51. Plaintiff and the Class have no adequate remedy at law.

                                    COUNT II

             Unocal Has Failed To Provide Full and Fair Information

     52. Plaintiff repeats and realleges the paragraphs above as if fully set forth herein.

     53. Unocal has violated its duty to disclose all material information in its possessions germane to the Exchange Offer. Unocal is attempting to permanently deprive plaintiff and other members of the Class of the true value of their investment in Pure Resources without presenting the Company's public shareholders with all material information necessary to make an informed decision regarding whether to tender their shares.

     54. Plaintiff and the other members of the Class have no adequate remedy at law.

     WHEREFORE, plaintiff demands judgment as follows:

         A. declaring this to be a proper class action;

         B. enjoining, preliminarily and permanently, the Exchange Offer under the terms presently proposed;

         C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

          D. directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

          E. awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

          F. granting such other and further relief as the Court deems appropriate.

Date:     September 6, 2002

                                                ROSENTHAL, MONHAIT, GROSS &
                                                  GODDESS, P.A.

                                            By: /s/ Carmella P. Keener
                                                ----------------------
                                                919 Market Street, Suite 1401
                                                P.O. Box 1070
                                                Wilmington, Delaware 19899
                                                (302) 656-4433

                                                Plaintiff's Counsel
Of Counsel:

Entwistle & Cappucci, LLP
299 Park Avenue
New York, NY 10171

Faruqi & Faruqi, LLP
320 East 39/th/ Street
New York, NY 10016

Schiffrin & Barroway, LLP
3 Bala Plaza East, Suite 400
Bala Cynwyd, PA 19004

                             CERTIFICATE OF SERVICE

     I, Carmella P. Keener, do hereby certify that on this 6th day of September 2002, I caused two copies of the foregoing Notice of Filing of Amended Complaint to be served by hand delivery upon:

     Kenneth J. Nachbar, Esquire                Robert K. Payson, Esquire
     Morris Nichols Arsht & Tunnell             Potter Anderson & Corroon LLP
     1201 N. Market Street                      1313 North Market Street
     P.O. Box 1347                              P.O. Box 951
     Wilmington, DE 19899-1347                  Wilmington, DE 19899-0951

     Catherine G. Dearlove, Esquire
     Richards Layton & Finger
     One Rodney Square
     P.O. Box 551
     Wilmington, DE 19899

                                            /s/ Carmella P. Keener
                                                ------------------
                                                Carmella P. Keener